Free Writing Prospectus to Preliminary Pricing Supplement No. 6,083

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 24, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year Market Linked Notes Based on the Performance of an Equally Weighted Basket of Ten Stocks

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket Stocks	Weighting
	American Electric Power Company Inc. (AEP)	10%
	Berkshire Hathaway Inc. (BRK.B)	10%
	PepsiCo, Inc. (PEP)	10%
	Johnson & Johnson (JNJ)	10%
	Duke Energy Corp. (DUK)	10%
	Altria Group, Inc. (MO)	10%
	Alphabet, Inc. (GOOGL)	10%
	Realty Income Corp. (O)	10%
	Lowe’s Companies, Inc. (LOW)	10%
	Visa Inc. (V)	10%
Participation rate:	100%
Pricing date:	January 31, 2025
Determination date:	January 31, 2030
Maturity date:	February 5, 2025
CUSIP:	61777RR62
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225003715/ms6083_424b2-01899.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Notes
The Basket
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Notes
$1,000 Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Basket

Change in Basket	Return on Notes
+60%	+60.00%*
+50%	+50.00%*
+40%	+40.00%*
+30%	+30.00%*
+20%	+20.00%*
+10%	+10.00%*
0%	0%
-5%	-5.00%
-10%	-5.00%
-20%	-5.00%
-30%	-5.00%
-40%	-5.00%
-50%	-5.00%
*Assumes a participation rate of 100%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Stocks

For more information about the basket stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The notes will not be listed and secondary trading may be limited.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●The amount payable on the notes is not linked to the basket closing value at any time other than the determination date.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $935.00 per note, or within $40.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Changes in the value of one or more of the basket stocks may offset each other.

●You have no shareholder rights.

●The closing prices of the basket stocks may come to be based on the value of the common stock or shares, as applicable, of companies other than the issuers of the basket stocks.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Basket Stocks

●We are not affiliated with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.